Exhibit 99.1

Saratoga Investment Corp. Announces Fiscal First

Quarter 2026 Financial Results

Reports 17.9% Increase in Adjusted NII Per Share and 0.9% Increase in NAV from Previous Quarter

Quarterly ROE of 14.1% Generates LTM ROE of 9.3% and Beats the BDC Industry Average of 7.0%

NEW YORK, July 8, 2025 – Saratoga Investment Corp. (NYSE: SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its fiscal first quarter 2026 ended May 31, 2025.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the three months ended and as of
($ in thousands, except per share)	May 31, 2025	February 28, 2025	May 31, 2024
Assets Under Management (AUM)	968,318	978,078	1,095,559
Net Asset Value (NAV)	396,369	392,666	367,855
NAV per share	25.52	25.86	26.85
Total Investment Income	32,319	31,295	38,678
Net Investment Income (NII) per share	0.66	0.56	1.05
Adjusted NII per share	0.66	0.56	1.05
Earnings per share	0.91	(0.05)	0.48
Dividends per share (declared)	0.75	0.74	0.74
Return on Equity – last twelve months	9.3%	7.5%	4.4%
– annualized quarter	14.1%	(0.7%)	7.2%
Originations	50,086	41,802	39,301
Repayments	64,330	15,867	75,703

Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment, commented, “This quarter’s highlights include a 17.9% increase in adjusted NII per share from the previous quarter, continued growth of NAV, a strong return on equity beating the industry, two new portfolio company investments and most importantly, a continued solid performance from the core BDC portfolio in a volatile macro environment.”

“Building on our strong dividend distribution history, we announced a base dividend of $0.25 per share per month, or $0.75 per share in aggregate for the second quarter of fiscal 2026. Our annualized second quarter dividend of $0.75 per share represents an 11.8% yield based on the stock price of $25.44 as of July 7, 2025, offering strong current income from an investment value standpoint. Our Q1 adjusted NII of $0.66 per share continues to reflect the impact of the past twelve-month trend of decreasing levels of short-term interest rates and spreads on Saratoga Investment’s largely floating rate assets, and the continued impact of the recent repayments. This has resulted in $224.3 million of cash, as of May 31, 2025, available to be deployed accretively in investments or repay existing debt.”

“During the quarter, we continued to see a slower level of deal volume and M&A activity in the lower middle market following the recent tariff developments that had a stifling effect on new debt issuances. Despite these macro factors, our portfolio had multiple debt repayments and an equity realization in Q1, in addition to healthy new originations. These realizations generated $2.9 million of realized gains, while we originated $50.1 million in two new portfolio companies and six follow-ons, as well as closing on new investments in multiple BB CLO debt securities. Our strong reputation and differentiated market positioning, combined with our ongoing development of sponsor relationships, continues to create attractive investment opportunities from high quality sponsors. We continue to remain prudent and discerning in terms of new commitments in the current volatile environment”

“Saratoga’s overall performance is reflected in our key performance indicators this past quarter, including: (i) Q1 ROE of 14.1% generating LTM ROE of 9.3%, beating the BDC industry average of 7.0%, (ii) deleveraging from 159.6% regulatory leverage last year to 163.8% this year, due in part to the NAV increase of $28.5 million during the last twelve months ($367.9 million to $396.4 million), (iii) adjusted NII of $0.66 per share versus $0.56 per share last quarter, (iv) EPS of $0.91 per share, up from $(0.05) loss in the previous quarter, and (v) dividends of $0.75 per share, up $0.01 per share from $0.74 per share last year. Of note is that the change to monthly dividends resulted in the March and April dividend record dates that would normally have been a Q2 event both falling into this first quarter, adding a one-time additional $0.50 per share dividend to the second quarter. This increased the dividends for the quarter from $0.75 per share to $1.25 per share, thus reducing NAV per share by $0.50. Excluding this one-time occurrence resulting from the change in the dividend payment policy, NAV per share would have risen to $26.02 this quarter, reflecting a 0.6% increase.

“At the foundation of our strong operating performance is the high-quality nature, resilience and balance of our $968.3 million portfolio in the current environment. Where we have encountered significant challenges in four of our portfolio companies over the past eighteen months, we have completed decisive actions and resolved all four of these situations through two sales and two restructurings. Our current core non-CLO portfolio was marked up by $2.6 million this quarter, and the CLO and JV were marked down by $0.2 million. We also had $0.2 million of net appreciation in our new BB investments, $0.6 million net realized appreciation on an equity realization and numerous debt repayments that generated $2.2m of life-to-date realized gains, and further net realized gains of $0.7 million from escrow payments on the Netreo and Hema Terra investments, resulting in the fair value of the portfolio increasing by $3.8 million during the quarter. As of quarter-end, our total portfolio fair value was 2.1% below cost, while our core non-CLO portfolio was 1.7% above cost. The overall financial performance and solid earnings power of our current portfolio reflects strong underwriting in our growing portfolio companies and sponsors in well-selected industry segments.”

“Additionally, during the quarter our net interest margin expanded meaningfully from $13.7 million last quarter to $15.6 million, driven by a $1.4 million increase in non-CLO interest income as the full benefit of Q4 originations was realized, while repayments largely occurred late in Q1. Average yields were relatively unchanged. This was further supported by a $0.5 million decrease in interest expense, reflecting the full quarter benefit of repaying $44 million in SBIC II debentures at year-end and the partial period impact of redeeming the $20 million 8.75% baby bond this quarter. In addition, the full-period impact of the 1.2 million shares issued through the ATM program in Q4, and the partial impact of the additional 0.2 million shares issued in Q1, resulted in a $0.04 per share dilution to NII per share.”

“Our quarter-end cash position increased from $204.7 million last quarter to $224.3 million in the current quarter, a strong level of cash availability in a very volatile macro environment. This level of cash improves our current regulatory leverage of 163.8% to 188.1%, netting available cash against outstanding debt.”

“Our overall credit quality for this quarter remained steady at 99.7% of credits rated in our highest category, with the two investments remaining on non-accrual status being Zollege and Pepper Palace, both of which have been successfully restructured, representing only 0.3% and 0.6% of fair value and cost, respectively. With 86.9% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio and company leverage is well structured for future economic conditions and uncertainty.”

Mr. Oberbeck concluded, “As we continue to navigate the challenges posed by the current geopolitical landscape and the volatility seen in the broader macro environment, we remain confident in our experienced management team, robust pipeline, strong leverage structure, and high underwriting standards to continue to steadily increase the size, quality and investment performance of our portfolio over the long-term, and deliver exceptional risk adjusted returns to shareholders.”

Discussion of Financial Results for the Quarter ended May 31, 2025:

●	AUM as of May 31, 2025 was $968.3 million, a decrease of 11.6% from $1.095 billion as of May 31, 2024, and a decrease of 1.0% from $978.1 million as of last quarter.

●	Total investment income for the three months ended May 31, 2025 was $32.3 million, a decrease of $6.4 million, or 16.4%, from $38.7 million for the quarter ended May 31, 2024, and an increase of $1.0 million, or 3.3%, as compared to $31.3 million for the quarter ended February 28, 2025. This quarter’s investment income decrease as compared to last year was due to both this past year’s interest base rate decreases as well as lower recent AUM levels, reflecting the significant net repayments the last six months. This quarter’s sequential increase is driven by the full period impact of Q4 originations. Investment income reflects a weighted average interest rate on the core BDC portfolio of 11.5%, unchanged as compared to 11.5% as of February 28, 2025 and down from 12.6% as of May 31, 2024, with the yield reduction primarily reflecting SOFR base rate decreases over the past year.

●	Total expenses for the quarter ended May 31, 2025, excluding interest and debt financing expenses, base management fees and incentive fees, and income and excise taxes, decreased $0.1 million to $2.8 million as compared to $2.9 million for the quarter ended May 31, 2025, and increased $1.4 million as compared to $1.4 million for the quarter ended February 28, 2025. This represented 0.8% of average total assets on an annualized basis, unchanged from last quarter and down from 1.0% last year.

●	Adjusted NII for the quarter ended May 31, 2025, was $10.1 million, a decrease of $4.2 million, or 29.3%, from $14.3 million in the quarter ended May 31, 2024, and an increase of $2.1 million, or 26.2% from $8.0 million in the quarter ended February 28, 2025. This quarter’s increase in adjusted NII as compared to the prior quarter was primarily due to the non-recurrence this quarter of the $2.4 million annual excise tax recognized last quarter. The decrease from the previous year was largely due to lower AUM and base interest rates, as previously noted.

●	NII Yield as a percentage of average net asset value was 10.3% for the quarter ended May 31, 2025. Adjusted for the incentive fee accrual related to net capital gains, the NII Yield was also 10.3%. In comparison, adjusted NII Yield was 15.5% for the quarter ended May 31, 2024, and 8.4% for the quarter ended February 28, 2025.

●	NAV was $396.4 million as of May 31, 2025, an increase of $28.5 million from $367.9 million as of May 31, 2024, and an increase of $3.7 million from $392.7 million as of February 28, 2025.

●	NAV per share was $25.52 as of May 31, 2025, compared to $26.85 as of May 31, 2024, and $25.86 as of February 28, 2025.

●	Return on equity (“ROE”) for the last twelve months ended May 31, 2025 was 9.3%, up from 4.4% for the comparable period last year, and 7.5% for the twelve months ended February 28, 2025. ROE on an annualized basis for the quarter ended May 31, 2025, was 14.1%, up from 7.2% for the comparable period last year, and (0.7)% for the previous period ended February 28, 2025.

●	The weighted average common shares outstanding for the quarter ended May 31, 2025 was 15.3 million, increasing from 14.5 million and 13.7 million for the quarters ended February 28, 2025 and May 31, 2024, respectively.

Portfolio and Investment Activity for the Quarter Ended May 31, 2025

●	Fair value of Saratoga Investment’s portfolio was $968.3 million, excluding $224.3 million in cash and cash equivalents, principally invested in 46 portfolio companies, one collateralized loan obligation fund (the “CLO”), one joint venture fund (the “JV”), and nine BB CLO debt investments.

●	Cost of investments made during the quarter ended May 31, 2025 were $50.1 million, including two investments in new portfolio companies and six follow-ons.

●	Principal repayments during the quarter ended May 31, 2025 were $64.3 million, including one equity realization, four full repayments of existing investments and five partial repayments of existing investments, plus debt amortization.

o	For the quarter ended May 31, 2025, the fair value of the portfolio increased by $3.8 million of net realized gains and unrealized appreciation, consisting of (1) $2.6 million net appreciation in our core non-CLO portfolio, including Pepper Palace and Zollege, (ii) net unrealized depreciation in the CLO of $0.3 million, and net unrealized appreciation of $0.1 million in the JV, (iii) $0.2 million of net unrealized appreciation in our new BB CLO debt investments, (iv) $0.6 million net realized appreciation on our Identity investment equity realization and numerous debt repayments that generated $2.2 million of life-to-date realized gains, and (v) further net realized gains of $0.7 million on escrow payments received on our Netreo and Hema Terra investments.

o	Since taking over management of the BDC in 2010, the Company has generated $1.26 billion of repayments and sales of investments originated by Saratoga Investment, generating a gross unlevered IRR of 15.0%. Total investments originated by Saratoga are $2.36 billion in 122 portfolio companies.

●	The overall portfolio composition consisted of 86.9% of first lien term loans, 0.7% of second lien term loans, 1.7% of unsecured term loans, 2.8% of structured finance securities, and 7.9% of common equity.

●	The weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 10.7%, which was comprised of a weighted average current yield of 11.3% on first lien term loans, 16.8% on second lien term loans, 10.6% on unsecured term loans, 15.6% on structured finance securities and 0.0% on equity interests.

Liquidity and Capital Resources

Outstanding Borrowings:

●	As of May 31, 2025, Saratoga Investment had a combined $70.0 million in outstanding combined borrowings under its $65.0 million senior secured revolving credit facility with Encina and its $75.0 million senior secured revolving credit facility with Live Oak.

●	At the same time, Saratoga Investment had $131.0 million of SBA debentures in its SBIC II license outstanding, $39.0 million of SBA debentures in its SBIC III license outstanding, $269.4 million of listed baby bonds issued, $250.0 million of unsecured unlisted institutional bond issuances, four unlisted issuances of $32.0 million in total, and an aggregate of $224.3 million in cash and cash equivalents.

Undrawn Borrowing Capacity:

●	With $70.0 million available under the two credit facilities and $224.3 million of cash and cash equivalents as of May 31, 2025, Saratoga Investment has a total of $294.3 million of undrawn credit facility borrowing capacity and cash and cash equivalents to be used for new investments or to support existing portfolio companies in the BDC and the SBIC.

●	In addition, Saratoga Investment has $136.0 million in undrawn SBA debentures available from its existing SBIC III license.

●	Availability under the Encina and Live Oak credit facilities can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC II and the BDC will not qualify for SBIC III funding. Overall outstanding SBIC debentures are limited to $350.0 million across all active SBIC licenses.

●	Total Saratoga Investment undrawn borrowing capacity is therefore $430.3 million.

●	As of May 31, 2025, Saratoga Investment had $58.6 million of committed undrawn lending commitments and $77.7 million of discretionary funding commitments.

Additionally:

●	Saratoga Investment has an active equity distribution agreement with Ladenburg Thalmann & Co. Inc., Raymond James and Associates, Inc, Lucid Capital Markets, LLC and Compass Point Research and Trading, LLC, through which the Company may offer for sale, from time to time, up to $300.0 million of common stock through an ATM offering.

o	As of May 31, 2025, Saratoga Investment has sold 8,089,547 shares for gross proceeds of $214.3 million at an average price of $26.37 for aggregate net proceeds of $212.6 million (net of transaction costs).

o	During the three months ended May 31, 2025, Saratoga Investment sold a total of 244,831 shares for gross proceeds of $6.4 million at an average price of $26.31 for aggregate net proceeds of $6.4 million (net of transaction costs).

Dividend

On June 12, 2025, Saratoga Investment announced that its Board of Directors declared a base quarterly dividend of $0.75 per share in aggregate for the second quarter of fiscal 2026, declaring the following three monthly $0.25 per share dividends for the quarter ended August 31, 2025:

Month	Amount Per Share	Record Date	Payment Date
June 2025	$0.25	July 8, 2025	July 24, 2025
July 2025	$0.25	August 6, 2025	August 21, 2025
August 2025	$0.25	September 5, 2025	September 24, 2025

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP. Shares issued under the Company’s DRIP is issued at a 5% discount to the average market price per share at the close of trading on the ten trading days immediately preceding (and including) the payment date.

The following table highlights Saratoga Investment’s dividend history over the past fourteen quarters:

Period (Fiscal Year ends Feb)	Base Dividend Per Share	Special Dividend Per Share	Total Dividend Per Share
Fiscal Q2 2026 (August 2025)	$0.25	-	$0.25
Fiscal Q2 2026 (July 2025)	$0.25	-	$0.25
Fiscal Q2 2026 (June 2025)	$0.25	-	$0.25
Fiscal Q1 2026 (May 2025)	$0.25	-	$0.25
Fiscal Q1 2026 (April 2025)	$0.25	-	$0.25
Fiscal Q1 2026 (March 2025)	$0.25	-	$0.25
Full Year Fiscal 2026	$1.50	-	$1.50
Fiscal Q4 2025	$0.74	-	$0.74
Fiscal Q3 2025	$0.74	$0.35	$1.09
Fiscal Q2 2025	$0.74	-	$0.74
Fiscal Q1 2025	$0.74	-	$0.74
Full Year Fiscal 2025	$2.96	$0.35	$3.31
Fiscal Q4 2024	$0.73	-	$0.73
Fiscal Q3 2024	$0.72	-	$0.72
Fiscal Q2 2024	$0.71	-	$0.71
Fiscal Q1 2024	$0.70	-	$0.70
Full Year Fiscal 2024	$2.86	-	$2.86
Fiscal Q4 2023	$0.69	-	$0.69
Fiscal Q3 2023	$0.68	-	$0.68
Fiscal Q2 2023	$0.54	-	$0.54
Fiscal Q1 2023	$0.53	-	$0.53
Full Year Fiscal 2023	$2.44	-	$2.44

Share Repurchase Plan

As of May 31, 2025, the Company purchased 1,035,203 shares of common stock, at the average price of $22.05 for approximately $22.8 million pursuant to its existing Share Repurchase Plan. During the three months ended May 31, 2025, the Company did not purchase any shares of common stock pursuant to its Share Repurchase Plan.

Previously, in fiscal year 2015, the Company announced the approval of an open market share repurchase plan (the “Share Repurchase Plan”) that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. Since then, the Share Repurchase Plan has been extended annually, and the Company has periodically increased the amount of shares of common stock that may be purchased under the Share Repurchase Plan, most recently to 1.7 million shares of common stock. On January 7, 2025, its Board of Directors extended the Share Repurchase Plan for another year to January 15, 2026.

Fiscal First Quarter 2026 Conference Call/Webcast Information

When:	Wednesday, July 9, 2025
10:00 a.m. Eastern Time (ET)

How:	Webcast: Interested parties may access a live webcast of the call and find the Q1 2026 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website (Saratoga events and presentations). A replay of the webcast will also be available for a limited time at Saratoga events and presentations.

Call:	To access the call by phone, please go to this link (Registration Link) and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns two active SBIC-licensed subsidiaries, having surrendered its first license after repaying all debentures for that fund following the end of its investment period and subsequent wind-down. Furthermore, it manages a $650 million collateralized loan obligation (“CLO”) fund that is in wind-down and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E notes of the JV CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

This press release contains historical information and forward-looking statements with respect to the business and investments of the Company, including, but not limited to, the statements about future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to: changes in the markets in which we invest; changes in the financial, capital, and lending markets; an economic downturn or a recession and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of interest rate volatility on our business and our portfolio companies; the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policy and its impact on our portfolio companies and the global economy; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests, as well as those described from time to time in our filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. The Company undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2025 and subsequent filings, including the “Risk Factors” sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements.

Contacts:

Saratoga Investment Corporation

535 Madison Avenue, 4th Floor

New York, NY 10022

Henri Steenkamp

Chief Financial Officer

Saratoga Investment Corp.

212-906-7800

Lena Cati

The Equity Group Inc.

212-836-9611

Val Ferraro

The Equity Group Inc.

212-836-9633

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	May 31, 2025	February 28, 2025
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $863,450,463 and $886,071,934, respectively)	$875,410,787	$897,660,110
Affiliate investments (amortized cost of $49,725,886 and $38,203,811, respectively)	52,023,563	40,547,432
Control investments (amortized cost of $76,213,218 and $75,817,587, respectively)	40,883,612	39,870,208
Total investments at fair value (amortized cost of $989,389,567 and $1,000,093,332, respectively)	968,317,962	978,077,750
Cash and cash equivalents	131,562,513	148,218,491
Cash and cash equivalents, reserve accounts	92,724,212	56,505,433
Interest receivable (net of reserve of $264,278 and $210,319, respectively)	8,000,745	7,477,468
Management fee receivable	294,307	314,193
Other assets	1,369,594	950,522
Total assets	$1,202,269,333	$1,191,543,857

LIABILITIES
Revolving credit facilities	$70,000,000	$52,500,000
Deferred debt financing costs, revolving credit facilities	(1,037,309)	(1,254,516)
SBA debentures payable	170,000,000	170,000,000
Deferred debt financing costs, SBA debentures payable	(3,831,484)	(4,041,026)
8.75% Notes Payable 2025	-	20,000,000
Discount on 8.75% notes payable 2025	-	(9,055)
Deferred debt financing costs, 8.75% notes payable 2025	-	(374)
7.00% Notes Payable 2025	12,000,000	12,000,000
Discount on 7.00% notes payable 2025	(35,844)	(68,589)
Deferred debt financing costs, 7.00% notes payable 2025	(4,346)	(8,345)
7.75% Notes Payable 2025	5,000,000	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	(5,860)	(19,685)
4.375% Notes Payable 2026	175,000,000	175,000,000
Premium on 4.375% notes payable 2026	226,581	287,848
Deferred debt financing costs, 4.375% notes payable 2026	(653,235)	(865,593)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(180,419)	(213,424)
Deferred debt financing costs, 4.35% notes payable 2027	(601,980)	(688,786)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(184,171)	(202,144)
6.00% Notes Payable 2027	105,500,000	105,500,000
Discount on 6.00% notes payable 2027	(77,798)	(87,295)
Deferred debt financing costs, 6.00% notes payable 2027	(1,347,571)	(1,524,089)
8.00% Notes Payable 2027	46,000,000	46,000,000
Deferred debt financing costs, 8.00% notes payable 2027	(840,029)	(927,484)
8.125% Notes Payable 2027	60,375,000	60,375,000
Deferred debt financing costs, 8.125% notes payable 2027	(1,053,557)	(1,156,234)
8.50% Notes Payable 2028	57,500,000	57,500,000
Deferred debt financing costs, 8.50% notes payable 2028	(1,170,572)	(1,273,134)
Base management and incentive fees payable	6,869,845	6,230,944
Deferred tax liability	4,994,417	4,889,329
Payable from open trades	6,750,000	-
Accounts payable and accrued expenses	1,556,106	1,676,335
Interest and debt fees payable	4,598,538	3,909,517
Due to Manager	553,706	349,189
Total liabilities	805,900,018	798,878,389

Commitments and contingencies

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 15,529,391 and 15,183,078 common shares issued and outstanding, respectively	15,529	15,183
Capital in excess of par value	421,664,914	412,913,597
Total distributable deficit	(25,311,128)	(20,263,312)
Total net assets	396,369,315	392,665,468
Total liabilities and net assets	$1,202,269,333	$1,191,543,857
NET ASSET VALUE PER SHARE	$25.52	$25.86

Asset Coverage Ratio	163.8%	162.9%

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the three months ended
	May 31, 2025	May 31, 2024
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$25,464,663	$31,224,277
Affiliate investments	595,624	496,840
Control investments	1,190,661	1,997,112
Payment in kind interest income:
Non-control/Non-affiliate investments	168,229	63,830
Affiliate investments	584,749	241,104
Control investments	-	283,313
Total interest from investments	28,003,926	34,306,476
Interest from cash and cash equivalents	2,027,211	624,631
Management fee income	705,175	804,456
Dividend income:
Non-control/Non-affiliate investments	562,183	249,491
Control investments	436,418	1,297,050
Total dividend from investments	998,601	1,546,541
Structuring and advisory fee income	264,375	410,843
Other income	319,329	985,203
Total investment income	32,318,617	38,678,150

OPERATING EXPENSES
Interest and debt financing expenses	12,451,865	12,962,081
Base management fees	4,333,332	4,982,580
Incentive management fees expense (benefit)	2,536,513	3,584,734
Professional fees	699,200	999,310
Administrator expenses	1,250,000	1,075,000
Insurance	74,310	77,596
Directors fees and expenses	131,500	113,000
General and administrative	645,411	609,127
Income tax expense (benefit)	54,454	(60,283)
Total operating expenses	22,176,585	24,343,145
NET INVESTMENT INCOME	10,142,032	14,335,005

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	2,262,984	-
Control investments	638,355	(21,194,997)
Net realized gain (loss) from investments	2,901,339	(21,194,997)
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	372,148	14,156,825
Affiliate investments	(45,944)	601,223
Control investments	617,773	(826,617)
Net change in unrealized appreciation (depreciation) on investments	943,977	13,931,431
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(55,085)	(461,001)
Net realized and unrealized gain (loss) on investments	3,790,231	(7,724,567)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$13,932,263	$6,610,438

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.91	$0.48
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	15,344,510	13,683,314

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per Share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share, respectively. These non-GAAP measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  Pursuant to the requirements of Item 10(e) of Regulation S-K, the following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the quarters ended May 31, 2025 and 2024.

	For the Three Months Ended
	May 31, 2025	May 31, 2024

Net Investment Income	$10,142,033	$14,335,005
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income	$10,142,033	$14,335,005

Net investment income yield	10.3%	15.5%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income yield (1)	10.3%	15.5%

Net investment income per share	$0.66	$1.05
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income per share (2)	$0.66	$1.05

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.